Exhibit 10.21

IDR PURCHASE AGREEMENT

by and among

The 2004 Irrevocable agreement of trust of Joseph V. Topper, SR.,

and

The 2008 Irrevocable Agreement of Trust of John B. Reilly, JR.,

as IDR Sellers,

CST BRANDS Holdings, LLC,

as IDR Buyer,

and

CST BRANDS, INC.

Dated as of August 6, 2014

Exhibits and Schedules

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Voting Agreement

Schedule 2.3	Conflict or Violation of the IDR Sellers
Schedule 2.4	Consents and Approvals of the IDR Sellers
Schedule 2.5	IDR Encumbrances
Schedule 3.3	CST Conflict or Violation
Schedule 3.11	CST Absence of Certain Changes or Events
Schedule 3.13	CST Absence of Undisclosed Liabilities
Schedule 3.15	CST Litigation
Schedule 4.1(a)	CST Covenant to Conduct of Business
Schedule 4.1(b)	CST Restrictive Covenant to Conduct of Business

IDR PURCHASE AGREEMENT

This IDR PURCHASE AGREEMENT (this “Agreement”), dated as of August 6, 2014 (the “Execution Date”), is entered into by and among the 2004 Irrevocable Agreement of Trust of Joseph V. Topper, Sr. (the “Topper Trust”), the 2008 Irrevocable Agreement of Trust of John B. Reilly, Jr. (the “Reilly Trust” and together with the Topper Trust, the “IDR Sellers”), CST Brands Holdings, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of CST (“IDR Buyer”), and CST Brands, Inc., a Delaware corporation (“CST”). The IDR Sellers, IDR Buyer and CST are referred to collectively in this Agreement as the “Parties” and each individually as a “Party.” Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Article IX or elsewhere in this Agreement.

WITNESSETH:

WHEREAS, the Topper Trust owns 85% of the outstanding IDRs in Lehigh Gas Partners LP, a publicly traded Delaware limited partnership (the “Partnership”);

WHEREAS, the Reilly Trust owns 15% of the outstanding IDRs in the Partnership;

WHEREAS, within two Business Days prior to the consummation of the transactions contemplated by this Agreement, the Topper Trust will contribute all of the IDRs held by the Topper Trust to a newly formed single-member disregarded (for U.S. federal income tax purposes) Delaware limited liability company (“IDR LLC I”);

WHEREAS, within two Business Days prior to the consummation of the transactions contemplated by this Agreement, the Reilly Trust will contribute all of the IDRs held by the Reilly Trust to a newly formed single-member disregarded (for U.S. federal income tax purposes) Delaware limited liability company (“IDR LLC II” and together with IDR LLC I, the “IDR Holders”);

WHEREAS, CST owns all of the stock of, and is the sole stockholder of, CST Brands Holdings, Inc., a Delaware corporation, and CST Brands Holdings, Inc. owns all of the membership interests in, and is the sole member of, IDR Buyer;

WHEREAS, CST desires to cause IDR Buyer to purchase all of the membership interests in each IDR Holder (the “Membership Interests”) from the IDR Sellers and become the sole member of each IDR Holder, and the IDR Sellers desire to sell all of the Membership Interests to IDR Buyer and cease to be a member of each respective IDR Holder that such IDR Seller will own immediately prior to the consummation of the transactions contemplated by this Agreement, in each case upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the consummation of the transactions contemplated by this Agreement shall occur contemporaneously with, and is expressly conditioned upon, the consummation of the transactions contemplated by that certain GP Purchase Agreement, dated of even date herewith, by and among LGC, GP Buyer and CST (the “GP Purchase Agreement”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

SALE AND PURCHASE

Section 1.1	Agreement to Sell and to Purchase.

(a)	Not more than seven Business Days prior to the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, the IDR Sellers will cause the following to occur (the following transactions are collectively referred to as the “Pre-Closing Contributions”):

(i)	Topper Trust shall form IDR LLC I, and Topper Trust shall be the sole member of IDR LLC I;

(ii)	Topper Trust shall contribute, assign, transfer, convey and deliver to IDR LLC I, and IDR LLC I shall receive and accept from Topper Trust, all of the IDRs owned by Topper Trust, which constitute 85% of all of the IDRs in the Partnership;

(iii)	Reilly Trust shall form IDR LLC II, and Reilly Trust shall be the sole member of IDR LLC II; and

(iv)	Reilly Trust shall contribute, assign, transfer, convey and deliver to IDR LLC II, and IDR LLC II shall receive and accept from Reilly Trust, all of the IDRs owned by Reilly Trust, which constitute 15% of all of the IDRs in the Partnership;

in each case, free and clear of any pledges, restrictions on transfer, proxies, voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever (collectively, the “Encumbrances”), except for (1) restrictions on transfer arising under applicable securities Laws and (2) the applicable terms and conditions of the Partnership Agreement.

(b)	On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the Purchase Price:

(i)	Topper Trust shall sell, assign, transfer, convey and deliver to IDR Buyer, and CST shall cause IDR Buyer to purchase and accept from Topper Trust, 100% of the Membership Interests in IDR LLC I; and

(ii)	Reilly Trust shall sell, assign, transfer, convey and deliver to IDR Buyer, and CST shall cause IDR Buyer to purchase and accept from Reilly Trust, 100% of the Membership Interests in IDR LLC II;

in each case, free and clear of any Encumbrances, except for restrictions on transfer arising under applicable securities Laws.

(c)	The closing of the sales and purchases set forth in Section 1.1(b) (the “Closing”) shall take place simultaneously with, and at the same location as, the closing of the transactions contemplated by the GP Purchase Agreement, subject to the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.2	Deliveries at Closing.

(a)	At the Closing, the IDR Sellers shall make (or cause to be made) the following deliveries to the IDR Buyer and take the following further actions:

(i)	Transfer of the Membership Interests. An assignment and assumption agreement in a form to be agreed upon by IDR Buyer and the IDR Sellers, evidencing the assignment, transfer and delivery to IDR Buyer of all of the Membership Interests, duly executed by each IDR Seller (the “Membership Interest Assignment”);

(ii)	FIRPTA Certificates. Each IDR Seller will deliver to IDR Buyer a certificate of such IDR Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that such IDR Seller is not a “foreign person” within the meaning of Section 1445 of the Code, duly executed by such IDR Seller;

(iii)	Closing Certificates. A trustee’s certificate certifying as to the matters contemplated by Section 5.2(b), Section 5.2(c) and Section 5.2(d), in each case, executed by a duly authorized trustee of each of the IDR Sellers;

(iv)	Legal Opinion. If required to be delivered pursuant to the GP Purchase Agreement, the Legal Opinion;

(v)	Amended and Restated Omnibus Agreement. A counterpart of the Amended and Restated Omnibus Agreement, duly executed by the Partnership, Lehigh GP, LGC, LGO and Joseph V. Topper, Jr.;

(vi)	Topper Employment Agreement. A counterpart of the Topper Employment Agreement, duly executed by Joseph V. Topper, Jr.;

(vii)	Registration Rights Agreement. A counterpart of a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), duly executed by the IDR Sellers;

(viii)	Voting Agreement. A counterpart of a Voting Agreement, substantially in the form attached hereto as Exhibit B (the “Voting Agreement”), duly executed by the Topper Trust;

(ix)	Transition Services Agreement. A counterpart of the Transition Services Agreement, duly executed by LGC; and

(x)	Other Documents Reasonably Requested. All other documents, certificates or instruments to be entered into or delivered by any IDR Seller or its Affiliates at or prior to the Closing pursuant to this Agreement or as CST, IDR Buyer or their counsel may reasonably request.

(b)	At the Closing, CST and IDR Buyer shall make (or cause to be made) the following deliveries to the applicable IDR Sellers or IDR Seller designees:

(i)	Cash Consideration. At the Closing, the Cash Consideration shall be paid to the IDR Sellers by wire transfer of immediately available funds made to such bank accounts as designated in writing by the IDR Sellers on or before the Closing Date;

(ii)	CST Common Stock. At the Closing, shares of CST common stock, par value $0.01 per share (the “CST Common Stock”), comprising the Equity Consideration shall be issued and delivered to such Person or Persons, as designated in writing by the IDR Sellers;

(iii)	Closing Certificate. An officers’ certificate certifying as to the matters contemplated by Section 5.3(b), Section 5.3(c) and Section 5.3(d), executed by a duly authorized executive officer of CST and IDR Buyer;

(iv)	Amended and Restated Omnibus Agreement. A counterpart of the Amended and Restated Omnibus Agreement, duly executed by CST Services, LLC;

(v)	Topper Employment Agreement. A counterpart of the Topper Employment Agreement, duly executed by CST Services, LLC; and

(vi)	Registration Rights Agreement. A counterpart of the Registration Rights Agreement, duly executed by CST;

(vii)	Voting Agreement. A counterpart of the Voting Agreement, duly executed by CST;

(viii)	Transition Services Agreement. A counterpart of the Transition Services Agreement, duly executed by CST Services, LLC; and

(ix)	Other Documents Reasonably Requested. All other documents, certificates or instruments to be entered into or delivered by CST, IDR Buyer or their Affiliates at or prior to the Closing pursuant to this Agreement or as IDR Sellers or their counsel may reasonably request.

Section 1.3	Purchase Price.

(a)	The purchase price to be paid for the Membership Interests shall be paid as provided in Section 1.2 and shall be the aggregate of (i) $16,500,058.31 in cash (the “Cash Consideration”), with $14,025,032.93 of the Cash Consideration allocated to the Topper Trust and $2,475,025.38 of the Cash Consideration allocated to the Reilly Trust and (ii) 2,044,490 shares of CST Common Stock (the “Equity Consideration,” and together with the Cash Consideration, the “Purchase Price”), with 1,737,817 shares of the Equity Consideration allocated to the Topper Trust and 306,673 shares of the Equity Consideration allocated to the Reilly Trust.

(b)	The Parties acknowledge that the value of the Equity Consideration may change between the Execution Date and the Closing Date, and each Party waives any and all claims arising out of or resulting from such change in value. Notwithstanding the foregoing, the Equity Consideration shall be equitably adjusted to reflect fully any change in the outstanding shares of capital stock of CST resulting from any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution or similar change, with a record date on or after the Execution Date and prior to the Closing Date. For the avoidance of doubt, no equitable adjustment shall be required in connection with any cash dividend or cash distribution.

(c)	The Equity Portion will be deemed to be contributed by CST to CST Brands Holdings, Inc., and then by CST Brands Holdings, Inc. to IDR Buyer to avoid multiple conveyancing.

(a)	Any adjustments under Section 743(b) of the Code and any gain under Section 751 of the Code will be allocated in accordance with the Partnership’s past practices.

Section 1.4	Transfer Restriction.

(a)	With respect to the Equity Consideration to be received by the IDR Sellers, each IDR Seller agrees that, during the period beginning on and including the Closing Date until the date that is six months from the Closing Date (the “Lock-up Period”), such IDR Seller will not, without the prior written consent of CST, directly or indirectly:

(i)	offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer, encumber or dispose of all or any portion of the Equity Consideration to be received by such IDR Seller; or

(ii)	enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Consideration to be received by such IDR Seller;

whether any transaction described in clause (i) or (ii) above is to be settled by delivery of all or any portion of the Equity Consideration, other securities, in cash or otherwise; provided, however, that commencing on the day after the Lock-up Period ends, the IDR Sellers may make sales of all or any portion of the Equity Consideration, in compliance with and pursuant to the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(b)	Subject to Section 1.4(a) above, each IDR Seller further agrees that CST may, with respect to all or any portion of the Equity Consideration, cause CST’s transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the Lock-up Period.

Article II

REPRESENTATIONS AND WARRANTIES OF THE IDR SELLERS

As of the Execution Date, and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), each of the IDR Sellers hereby represents and warrants to CST and the IDR Buyer, except as disclosed in the Schedules hereto (which Schedules shall serve to qualify the correspondingly numbered section or subsection of this Agreement and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection is reasonably apparent on its face to the non-disclosing party), as follows:

Section 2.1	Organization; Qualification.

(a)	Each of the IDR Sellers (a) is a trust duly formed, validly existing and in good standing under the Laws of its state of formation, (b) has all requisite legal and other entity power and authority, to own and lease its properties as currently owned, (c) has all material governmental licenses, authorizations, permits, consents and approvals required to own and lease its properties as currently owned, (d) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to (c) and (d) for circumstances that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. Each of the IDR Sellers has made available to IDR Buyer true and complete copies of the Organizational Documents of each IDR Seller as in effect on the Execution Date.

Section 2.2	Validity of Agreement; Authorization.

(a)	Each of the IDR Sellers has full power and authority to enter into this Agreement, to perform its obligations hereunder and to comply with the terms and conditions hereunder. The execution and delivery of this Agreement and the performance by the IDR Sellers of their obligations hereunder have been duly authorized by the trustee or other governing body of each of the IDR Sellers, if applicable, and no other proceedings on the part of any of the IDR Sellers are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by each of the IDR Sellers and constitutes such IDR Seller’s valid and binding obligation enforceable against such IDR Seller in accordance with its terms, except as enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (collectively, the “Enforceability Exceptions”).

(b)	As of the Closing Date, each of the IDR Sellers will have full power and authority to enter into the other Transaction Documents to which it is party, to perform its obligations thereunder and to comply with the terms and conditions thereunder. As of the Closing Date, the execution and delivery of such other Transaction Documents and the performance by the IDR Sellers of their obligations thereunder will have been duly authorized by the trustee or other governing body of each of the IDR Sellers, if applicable, and no other proceedings on the part of any of the IDR Sellers will be necessary to authorize such execution, delivery and performance. At or prior to the Closing, the other Transaction Documents to which any of the IDR Sellers is party will be duly executed and delivered by such IDR Seller and will constitute such IDR Seller’s valid and binding obligation enforceable against such IDR Seller in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 2.3	No Conflict or Violation.

Except as set forth in Schedule 2.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which each of the IDR Sellers is a party does not and will not: (a) violate or conflict with any provision of the Organizational Documents of any IDR Seller or the Partnership; (b) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule or regulation (“Law”) of any Governmental Authority binding on the IDR Sellers; (c) result is a violation or breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the IDR Sellers is a party or by which any of them in such capacities is bound or to which any of their respective properties or assets are subject; (d) result in the creation or imposition of any Encumbrances, limitations or restrictions upon any of the properties or assets of any of the IDR Sellers; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any of the IDR Sellers, except in the case of clauses (b), (c), (d) and (e), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 2.4	Consents and Approvals.

Except (a) as disclosed on Schedule 2.4 or (b) as would not reasonably be expected to have a Seller Material Adverse Effect, the IDR Sellers’ execution and delivery of this Agreement or the other Transaction Documents to which any of the IDR Sellers is party or performance of their respective obligations hereunder or thereunder, does not require the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Person by any of the IDR Sellers.

Section 2.5	Ownership of IDRs.

As of the Execution Date, the IDR Sellers are, and as of the Closing Date, as a result of the Pre-Closing Contributions, the IDR Holders will be, the sole record and (together with the IDR Sellers) beneficial owners of, and have valid title to, the IDRs respectively held by each of them, free and clear of any Encumbrances except for (a) restrictions on transfer arising under applicable securities Laws, (b) matters described on Schedule 2.5, if any, and (c) applicable terms and conditions of the Partnership Agreement. The IDRs have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Other than this Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from the IDR Sellers or IDR Holders any of the IDRs. Other than the IDRs being indirectly conveyed to IDR Buyer pursuant to the terms of this Agreement, no other IDRs have been issued by the Partnership to any Person.

Section 2.6	Capitalization of the IDR Holders.

As of the Closing, as a result of the Pre-Closing Contributions, (a) Topper Trust will be the sole member of and the sole record and beneficial owner of, and will have valid title to, 100% of the Membership Interests in IDR LLC I and (b) Reilly Trust will be the sole member of and the sole record and beneficial owner of, and will have valid title to, 100% of the Membership Interests in IDR LLC II, in each case free and clear of any Encumbrances except for restrictions on transfer arising under applicable securities Laws. As of the Closing, the Membership Interests will have been duly authorized and validly issued and will be fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act). There are no preemptive or other rights to subscribe for or to purchase, and no restriction upon the voting or transfer of, any interest in either IDR Holder. Other than this Agreement, as of the Closing, there shall be no outstanding options, warrants or similar rights to purchase or acquire from the IDR Sellers any equity interests in either IDR Holder. As of the Closing, none of the IDR Holders shall have any outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of Membership Interests in either IDR Holder. As of the Closing, the IDR Sellers shall have delivered true, correct and complete copies of all of the Organizational Documents of each IDR Holder to the IDR Buyer.

Section 2.7	Litigation.

There are no Legal Proceedings pending or, to the Knowledge of the IDR Sellers, threatened against or involving the IDR Sellers or IDR Holders that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect, and there is no order, judgment, injunction or decree of any Governmental Authority outstanding against any of the IDR Sellers or IDR Holders that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect. “Legal Proceeding” shall mean any judicial or administrative suits, proceedings (public or private), claims or investigations before any Governmental Authority or arbitral actions.

Section 2.8	Solvency.

Each of the IDR Sellers is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be, Solvent. “Solvent” means, on any date of determination, that on such date (a) the fair value of the property of such IDR Seller is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such IDR Seller that would constitute liabilities under GAAP, (b) the present fair equivalent value of the assets of such IDR Seller is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such IDR Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond such party’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets and (d) such IDR Seller is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such party’s property remaining after such transaction would constitute unreasonably small capital.

Section 2.9	Brokers.

No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc. (the fees and expenses of which will be borne by LGC, except as provided in Section 8.3), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any IDR Seller or IDR Holder.

Section 2.10	Investment Intent; Investment Experience; Restricted Securities.

In acquiring the CST Common Stock comprising the Equity Consideration, none of the IDR Sellers is offering or selling, and shall not offer or sell such CST Common Stock, in connection with any distribution of any of such CST Common Stock, and each of the IDR Sellers has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking, in all cases except in compliance with applicable federal and state securities Laws. The IDR Sellers acknowledge that they can bear the economic risk of their investment in the CST Common Stock comprising the Equity Consideration and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in such CST Common Stock. Such IDR Sellers are “accredited investors” as such term is defined in Regulation D under the Securities Act. Such IDR Sellers understand that the CST Common Stock comprising the Equity Consideration will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that such CST Common Stock shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations such CST Common Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 2.11	Operation of IDR Holders.

Prior to the Closing, the IDR Sellers will form each IDR Holder solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the Closing, each IDR Holder will have engaged in no other business activities, will have conducted its operations only as contemplated by this Agreement, will be a single-member disregarded entity for U.S. federal income tax purposes and will have no liabilities or Encumbrances on any of their respective assets other than as contemplated by this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF CST AND THE IDR BUYER

As of the date hereof, and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), CST and the IDR Buyer hereby jointly and severally represent and warrant to each of the IDR Sellers, except as disclosed in the Buyer SEC Reports filed or furnished to the SEC prior to the Execution Date and except as set forth in the Schedules hereto (which Schedules shall serve to qualify the correspondingly numbered section or subsection of this Agreement and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection is reasonably apparent on its face to the non-disclosing party), as follows:

Section 3.1	Organization; Qualification.

Each of CST and IDR Buyer (a) is a corporation or limited liability company, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite legal and corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (c) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, and (d) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to clauses (c) and (d) for circumstances that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. CST and IDR Buyer have made available to IDR Sellers true and complete copies of the Organizational Documents of CST and IDR Buyer, as in effect on the Execution Date.

Section 3.2	Validity of Agreement; Authorization.

(a)	Each of CST and IDR Buyer has full power and authority to enter into this Agreement, to perform its obligations hereunder and to comply with the terms and conditions hereunder. The execution and delivery of this Agreement and the performance by CST and IDR Buyer of their obligations hereunder have been duly authorized by the Boards of Directors of CST and IDR Buyer, as applicable, and no other proceedings on the part of CST or IDR Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by CST and IDR Buyer and constitutes CST’s and IDR Buyer’s valid and binding obligation enforceable against CST and IDR Buyer in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

(b)	As of the Closing Date, each of CST and IDR Buyer will have full power and authority to enter the other Transaction Documents to which it is party, to perform its obligations thereunder and to comply with the terms and conditions thereunder. As of the Closing Date, the execution and delivery of such other Transaction Documents and the performance by CST and IDR Buyer of their obligations thereunder will have been duly authorized by the Boards of Directors of CST and IDR Buyer, as applicable, and no other proceedings on the part of CST or IDR Buyer will be necessary to authorize such execution, delivery and performance. At or prior to the Closing, the other Transaction Documents to which CST or IDR Buyer is party will be duly executed and delivered by CST or IDR Buyer, as applicable, and will constitute CST’s or IDR Buyer’s valid and binding obligation enforceable against CST or IDR Buyer in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 3.3	No Conflict or Violation.

Except as set for the Schedule 3.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which CST or IDR Buyer is or will be a party does not and will not: (a) violate or conflict with any provision of the Organizational Documents of CST or IDR Buyer; (b) violate any applicable provision of Law; (c) result in a violation or breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which CST or IDR Buyer is a party or by which CST or IDR Buyer is bound or to which any of its properties or assets is subject; (d) result in the creation or imposition of any Encumbrance upon any of its properties or assets, or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of CST or IDR Buyer; except in the cause of clauses (b), (c), (d) and (e), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 3.4	Consents and Approvals.

Except as would not reasonably be expected to have a Buyer Material Adverse Effect, CST and IDR Buyer’s execution and delivery of this Agreement or the other Transaction Documents to which CST or IDR Buyer is party or performance of their respective obligations hereunder or thereunder, does not and will not require the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Person by CST or IDR Buyer.

Section 3.5	Brokers.

No broker, investment banker, financial advisor or other Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated (the fees and expenses of which will be borne by IDR Buyer), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CST or IDR Buyer.

Section 3.6	IDR Buyer Status.

IDR Buyer (including to the Knowledge of CST any Person for whom such IDR Buyer will hold the IDRs) is an Eligible Holder (as that term is defined in the Partnership Agreement).

Section 3.7	Investment Intent; Investment Experience; Restricted Securities.

In acquiring the Membership Interests, IDR Buyer is not offering or selling, and shall not offer or sell, the Membership Interests, in connection with any distribution of any of such Membership Interests, and IDR Buyer has no participation, and shall not participate, in any such undertaking or in any underwriting of such an undertaking, in all cases except in compliance with applicable federal and state securities Laws. IDR Buyer acknowledges that it can bear the economic risk of its investment in the Membership Interests and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests. IDR Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. IDR Buyer understands that the Membership Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Membership Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Membership Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 3.8	Share Issuance.

The CST Common Stock to be issued pursuant to this Agreement, when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right.

Section 3.9	Financial Statements; Buyer SEC Reports.

CST has timely made all filings required to be made under the Securities Act and the Exchange Act since May 1, 2013 (such documents, including exhibits and other information incorporated therein, collectively, the “Buyer SEC Reports”). Since May 1, 2013, (a) all Buyer SEC Reports filed by CST, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, (b) no such Buyer SEC Report, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (c) all financial statements contained or incorporated by reference in such Buyer SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of CST and its consolidated subsidiaries at and as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with prior periods). No Subsidiary of CST is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.

Section 3.10	Controls.

(a)	CST’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by CST in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of CST as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of CST required under the Exchange Act with respect to such reports.

(b)	Neither the Board of Directors nor the officers of CST has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of CST or its internal accounting controls relating to periods after May 1, 2013, including any material complaint, allegation, assertion or claim that CST has engaged in questionable accounting or auditing practices.

Section 3.11	Absence of Certain Changes or Events.

Except as set forth on Schedule 3.11, since May 1, 2013, (a) the business of CST has been conducted in the ordinary course of business and (b) there has not been or occurred any event or condition that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 3.12	Compliance with Law.

The operations of CST, since May 1, 2013, have been conducted, and currently are being conducted, in compliance in all material respects with all applicable Laws and other requirements of all Governmental Authorities having jurisdiction of CST or any CST Subsidiary and their respective assets, properties and operations.

Section 3.13	Absence Of Undisclosed Liabilities.

Except as disclosed on Schedule 3.13, CST does not have any material indebtedness or liability, absolute or contingent, that is not shown or provided for in the consolidated financial statements of CST included in the Buyer SEC Reports, other than (a) liabilities incurred or accrued in the ordinary course of business, including liens for current taxes and assessments not in default, or (b) other liabilities of CST or any of its Subsidiaries that individually or in the aggregate are not material to CST and its Subsidiaries, taken as a whole, and that are not required by GAAP to be included in the consolidated financial statements of CST.

Section 3.14	Regulatory Matters.

Neither CST nor any CST Subsidiary is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.15	Litigation.

Except as set forth on Schedule 3.15, there are no Legal Proceedings pending or, to the Knowledge of CST, threatened against or involving CST that, individually or in the aggregate, would have or would be reasonably likely to have a Buyer Material Adverse Effect. Except as set forth on Schedule 3.15, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against CST that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect or to prevent or delay the consummation of the transactions contemplated by this Agreement or to impair CST’s or IDR Buyer’s ability to perform its obligations under this Agreement.

Article IV

COVENANTS

Section 4.1	Conduct of Business of CST.

(a)	Except (i) as required under applicable Law or by any Governmental Authority, (ii) as set forth on Schedule 4.1(a) or (iii) to the extent the IDR Sellers otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and unless the Board of Directors of CST determines that doing so would be inconsistent with its fiduciary duties to the stockholders of CST, during the period from the Execution Date to the Closing Date, CST shall take all actions reasonably required to ensure that CST:

(i)	conducts its activities in the ordinary course of business;

(ii)	uses commercially reasonable efforts to preserve intact its goodwill and relationships with customers, suppliers and others having business dealings with it;

(i)	complies in all material respects with all applicable Laws relating to it;

(ii)	uses commercially reasonable efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage; and

(iii)	promptly notifies the IDR Sellers of any material change in its financial condition or business or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material government complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings.

(b)	Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement, (ii) as set forth on Schedule 4.1(b), (iii) as required by applicable Law or by any Governmental Authority or (iv) to the extent the IDR Sellers otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the Closing Date, CST shall not and shall cause each of its Subsidiaries not to take or agree to commit to take in action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Agreement or any other Transaction Documents or that would otherwise reasonably be expected to result in any of the conditions in Article V not being satisfied.

Section 4.2	Consents and Approvals.

(a)	Each of the Parties shall use all commercially reasonable efforts to obtain or assist CST and IDR Buyer in obtaining, as appropriate, all necessary consents, licenses or permits from Governmental Authorities (including operator permits), waivers, orders, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution and delivery of, and performance by such Party of its obligations under, this Agreement, and will cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, licenses, permits, orders, waivers and approvals, giving such notices, and making such filings.

(b)	The Parties agree to cooperate with each other and use commercially reasonable efforts to contest and resist, any Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

Section 4.3	Further Assurances.

Upon the request of any Party at any time on or after the Closing Date, each of the other Parties will promptly execute and deliver, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order to perfect title of IDR Buyer and its successors and assigns to the Membership Interests, IDRs or otherwise to effectuate the purposes of this Agreement.

Section 4.4	Commercially Reasonable Efforts.

Upon the terms and subject to the conditions of this Agreement, each of the Parties will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated by this Agreement.

Section 4.5	Notice of Certain Events.

(a)	Each Party shall give to the other Parties written notice (a “Notification”) promptly upon a matter, fact or circumstance that constitutes a Breach by the notifying Party becoming within the Knowledge of the notifying Party, specifying with particularity such Breach. Except as provided in Section 4.5(b) or as otherwise provided in this Agreement, such Notification will not modify or otherwise affect in any manner the representations, warranties, agreements, obligations or covenants of the Parties or the conditions to the obligations of the Parties under this Agreement and will not be deemed to amend any Schedules to this Agreement or to cure any related breaches of the representations, warranties, agreements, obligations or covenants contained in this Agreement.

(b)	If the Party receiving a Notification of a Breach pursuant to Section 4.5(a) has the right to terminate this Agreement pursuant to Section 6.1(a) as a result of such Breach, then the following provisions shall apply:

(i)	If such Notification is received more than ten (10) Business Days prior to the Closing, the notified Party shall have ten (10) Business Days to review the Notification, which period may be extended upon the request of the notified Party for up to ten (10) additional Business Days or until the Closing Date, whichever period is shorter. If the notified Party does not exercise its right to terminate this Agreement pursuant to Section 6.1(a) as a result of such Breach within such period, then the notified Party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters included in such Notification and such Notification shall be deemed to have amended the Schedules and to have cured any Breaches of this Agreement set forth in such Notification for all purposes under this Agreement (including for the purpose of the conditions to Closing as set forth in Article V and for the purpose of the indemnification provisions in Article VII).

(ii)	If such Notification is received ten (10) Business Days or less prior to the Closing, then any Party may elect to delay the Closing until the date that is fifteen (15) Business Days after such receipt. If any Party exercises its right to delay the Closing pursuant to this Section 4.5(b)(ii) and the notified Party does not exercise its right to terminate this Agreement pursuant to Section 6.1(a) as a result of such Breach within such period, then the notified Party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters included in such Notification and such Notification shall be deemed to have amended the Schedules and to have cured any Breaches of this Agreement set forth in such Notification for all purposes under this Agreement (including for the purpose of the conditions to Closing as set forth in Article V and for the purpose of the indemnification provisions in Article VII). However, if no Party exercises its right to delay the Closing pursuant to this Section 4.5(b)(ii) and the Parties agree to proceed to the Closing within the ten (10) Business Day period following the receipt of such Notification, then such Notification will not be deemed to have amended the Schedules or to have cured any Breaches of this Agreement and will not otherwise affect any representation or warranty of the Parties, or the notified Party’s right to rely thereon or the notified Party’s right to indemnification following the Closing.

(c)	Each Party shall give to the other Parties written notice promptly upon:

(i)	a matter, fact or circumstance that constitutes a Breach by the other Parties becoming within the Knowledge of the notifying Party, specifying with particularity such Breach;

(ii)	receiving any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)	receiving any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or

(iv)	any Legal Proceedings being commenced, within the Knowledge of the notifying Party, that would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or materially impair the notifying Party’s ability to perform its obligations under this Agreement.

Section 4.6	Confidential Information.

(a)	The IDR Sellers and their Affiliates (which after Closing will not include Lehigh GP, the Partnership or the Subsidiaries of the Partnership) shall not, directly or indirectly, disclose after the Closing Date to any Person any information not in the public domain or generally known in the industry, in any form, acquired prior to the Closing Date, relating to the business and operations of Lehigh GP, the Partnership or the Subsidiaries of the Partnership. Notwithstanding the foregoing, the IDR Sellers may disclose any information relating to the business and operations of Lehigh GP, the Partnership or the Subsidiaries of the Partnership (i) if required by Law, applicable stock exchange rule or in relation to any Tax Returns, (ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information, or (iii) if such information relates to ongoing commercial relationships between the IDR Sellers or any of their Affiliates (on the one hand) and Lehigh GP, the Partnership or any Subsidiary of the Partnership (on the other hand), and such disclosure is reasonably necessary in furtherance of the business and operations of the IDR Sellers or any such Affiliate; provided, however, that the IDR Sellers and their Affiliates may not disclose such information pursuant to this clause (iii) to the extent that disclosure is restricted by a written agreement entered into in connection with any such ongoing commercial relationship.

(b)	If this Agreement is terminated, any information regarding the IDR Sellers, Lehigh GP, the Partnership or the Subsidiaries of the Partnership furnished to CST, IDR Buyer or their Representatives (as defined in the Confidentiality Agreement) in connection with CST and IDR Buyer’s consideration or negotiation of the transactions contemplated by this Agreement and the GP Purchase Agreement or disclosed on any Schedule to this Agreement, will be considered “Confidential Information” as that term is defined in, and shall be subject to the confidentiality and use restrictions, and the remedy (including equitable relief) and other provisions, contained in the Confidentiality Agreement. CST and IDR Buyer acknowledge that the “Transaction” referred to in the Confidentiality Agreement is the transaction contemplated by this Agreement and the GP Purchase Agreement.

Section 4.7	Transfer Taxes.

Any sales tax, use tax, real property transfer tax, documentary stamp tax, transfer tax, motor vehicle tax, registration tax or similar tax or recording expense or other charge, expense or fee attributable to, imposed upon or arising directly from the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne equally by IDR Buyer, on the one hand, and the IDR Sellers, on the other hand. IDR Buyer shall file all Tax Returns with respect to such Transfer Taxes, charges, expenses and fees, and if requested by IDR Buyer, the IDR Sellers shall execute and deliver such certificates or forms as may be necessary and appropriate for IDR Buyer to establish an exemption from (or otherwise reduce) such Transfer Taxes, charges, expenses and fees. IDR Buyer will use commercially reasonable efforts to provide such Tax Returns to IDR Sellers at least ten days prior to the due date for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, IDR Buyer shall provide the IDR Sellers with evidence satisfactory to the IDR Sellers that such Transfer Taxes have been filed and paid.

Section 4.8	Post-Closing Payments to IDR Sellers.

From and after the Closing Date, IDR Buyer will cause a payment to the IDR Sellers of any distributions received by IDR Holders with respect to the IDRs, when the record date for such distributions occurs prior to the Closing Date and the distribution is made on or after the Closing Date. Any such payment shall be made within five Business Days of receipt of such distribution by IDR Buyer.

Section 4.9	No Solicitation.

(a)	From and after the date hereof until Closing, the IDR Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, through any officer, director, manager, employee, stockholder, member, agent, partner, representative, Affiliate or otherwise (the “IDR Sellers Group”), initiate, solicit, entertain, negotiate, accept or discuss any proposal or offer from any Person or group of Persons other than CST, the IDR Buyer and their Affiliates (a “Competing Transaction”) to acquire all or any portion of the IDRs, whether by merger, purchase of equity, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with a Competing Transaction or enter into any agreement, arrangement or understanding requiring any IDR Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, unless this Agreement has been terminated pursuant to and in accordance with Article VI of this Agreement. The IDR Sellers agree to immediately notify CST and the IDR Buyer if any member of the IDR Sellers Group receives any indications of interest, requests for information or offers in respect of a Competing Transaction and will communicate to CST and the IDR Buyer in reasonable detail the terms of any such indication, request or offer.

(b)	From and after the date hereof until Closing, CST and the IDR Buyer shall not, and shall cause their respective Affiliates not to, directly or indirectly, through any officer, director, manager, employee, stockholder, member, agent, partner, representative, Affiliate or otherwise (the “IDR Buyer Group”), initiate, solicit, entertain, negotiate, accept or discuss any proposal or offer to any Person or group of Persons other than the IDR Sellers and their Affiliates to acquire all or any portion of the incentive distribution rights with respect to any publicly traded partnership (collectively, a “IDR Competing Transaction”), whether by merger, purchase of equity, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with a IDR Competing Transaction or enter into any agreement, arrangement or understanding requiring CST or IDR Buyer to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, unless this Agreement has been terminated pursuant to and in accordance with Article VI of this Agreement. CST and the IDR Buyer agree to immediately notify the IDR Sellers if any member of the IDR Buyer Group receives any indications of interest, requests for information or offers in respect of an IDR Competing Transaction and will communicate to the IDR Sellers in reasonable detail the terms of any such indication, request or offer.

Section 4.10	Employee Matters.

For a period of two years from and after the Closing Date, no IDR Seller nor any of its Affiliates shall solicit for employment or hire any Transferred Employee; provided, however, that such individuals shall not be third party beneficiaries of this Agreement and this shall not be deemed to amend any Employee Plan. The restrictions in this Section 4.10 regarding the prohibition on solicitations (as opposed to hires) shall not apply to any solicitation directed at the general public and the restrictions regarding hiring shall not apply to any former employee terminated by CST or any Affiliate of CST. For the avoidance of doubt, LGC’s continued employment of the Transferred Employees through December 31, 2014 shall not be deemed a violation of this Section 4.10.

Section 4.11	Litigation Support.

In the event and for so long as any Party actively is contesting or defending against any third-party Legal Proceeding (other than any Legal Proceedings in which CST, IDR Buyer or any of their Affiliates and the IDR Sellers or any of their Affiliates are adverse parties) in connection with the transactions contemplated by this Agreement, each of the other Parties will cooperate with such Party and its counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be reasonably requested and necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party; provided, however, that nothing in this Section 4.11 shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such litigation.

Section 4.12	Closing Date Ancillary Agreements.

At or prior to the Closing, the Parties shall execute and deliver, or shall cause their respective Affiliates party thereto to execute and deliver, each of the following: (a) the Amended and Restated Omnibus Agreement; (b) the Transfer Restriction Agreement; (c) the Topper Employment Agreement; (d) the Registration Rights Agreement; and (e) the Voting Agreement.

Article V

CONDITIONS TO CLOSING

Section 5.1	Shared Conditions to the Parties’ Obligations.

The obligation of the Parties to proceed with the Closing contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by a written waiver executed by the waiving Party or Parties:

(a)	Consummation of Transactions Contemplated by GP Purchase Agreement. The transactions contemplated by the GP Purchase Agreement shall have been consummated contemporaneously with the Closing.

(b)	No Order. No preliminary or permanent injunction or other order issued by any Governmental Authority that declares this Agreement or any of the Transaction Documents invalid or unenforceable in any respect or that prohibits, restrains or enjoins the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or other proceeding before any Governmental Authority shall be pending or have been threatened that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents or that challenges the validity or enforceability of this Agreement or any of the Transaction Documents; provided, however, that all Parties shall have used commercially reasonable efforts to have any such preliminary or permanent injunction or other order lifted or to contest any action or other proceeding before any Governmental Authority and such preliminary or permanent injunction or other order has not been lifted within 30 days after the entry thereof (or if earlier on the Closing Date) or such action or other proceeding is still pending 30 days following the commencement thereof (or if earlier on the Closing Date). Notwithstanding anything to the contrary in this Agreement, CST’s and IDR Buyer’s commercially reasonable efforts shall not include agreeing to hold separate (including by trust or otherwise) or divest, dispose of, discontinue or assign any of its businesses, Affiliates or assets.

Section 5.2	Conditions to CST’s and the IDR Buyer’s Obligations.

The obligations of CST and IDR Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by CST and IDR Buyer in their sole discretion:

(a)	Receipt of Documents. The IDR Sellers shall have delivered, or be standing ready to deliver, to CST and IDR Buyer the items specified in Section 1.2(a), in each case duly executed and dated as of the Closing Date.

(b)	No Seller Material Adverse Effect. Since the date hereof there shall not have occurred and be continuing a Seller Material Adverse Effect and CST and IDR Buyer shall have received a certificate, dated as of the Closing Date, of a trustee of each of the IDR Sellers certifying that to the Knowledge of the IDR Sellers no Seller Material Adverse Effect has occurred and is continuing.

(c)	Representations and Warranties of the IDR Sellers. All representations and warranties made by the IDR Sellers in Article II of this Agreement that:

(i)	are not qualified by materiality or Seller Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by IDR Sellers on and as of the Closing Date; and

(ii)	are qualified by materiality or Seller Material Adverse Effect shall be true and correct in all respects on the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by IDR Sellers on and as of the Closing Date;

and CST and IDR Buyer shall have received a certificate dated the Closing Date and signed by a trustee of each of the IDR Sellers certifying to the matters set forth in this Section 5.2(c).

(d)	Performance of IDR Sellers’ Obligations. The IDR Sellers shall have performed in all material respects all agreements, obligations and covenants required under this Agreement to be performed by them on or before the Closing Date, and CST and IDR Buyer shall have received a certificate dated the Closing Date and signed by a trustee of each of the IDR Sellers certifying to the matters set forth in this Section 5.2(d).

(a)	Consents and Approvals. All consents, waivers, authorizations and approvals set forth on Schedule 2.3 (No Conflict or Violation) and Schedule 2.4 (Consents and Approvals), shall have been duly obtained, shall contain terms reasonably satisfactory to IDR Buyer and shall be in full force and effect on the Closing Date and copies thereof shall have been provided to IDR Buyer at Closing.

(b)	Consummation of Pre-Closing Contributions. The Pre-Closing Contributions shall have been consummated prior to the Closing.

Section 5.3	Conditions to the IDR Sellers’ Obligations.

The obligations of the IDR Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by the IDR Sellers in their sole discretion:

(a)	Receipt of Documents. CST and IDR Buyer shall have delivered, or be standing ready to deliver, to the IDR Sellers the items specified in Section 1.2(b), in each case duly executed and dated as of the Closing Date.

(b)	No Buyer Material Adverse Effect. Since the date hereof there shall not have occurred and be continuing a Buyer Material Adverse Effect and the IDR Sellers shall have received a certificate, dated as of the Closing Date, of an executive officer of CST and IDR Buyer certifying that to the Knowledge of CST no Buyer Material Adverse Effect has occurred and is continuing.

(c)	Representations and Warranties of CST and IDR Buyer. All representations and warranties made by CST and IDR Buyer in this Agreement that:

(i)	are not qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by CST and IDR Buyer on and as of the Closing Date; and

(ii)	are qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all respects on the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by CST and IDR Buyer on and as of the Closing Date;

and the IDR Sellers shall have received a certificate dated the Closing Date and signed by an executive officer of CST and IDR Buyer certifying to the matters set forth in this Section 5.3(b).

(d)	Performance of CST’s and IDR Buyer’s Obligations. CST and IDR Buyer shall have performed in all material respects all agreements, obligations and covenants required under this Agreement to be performed by them on or before the Closing Date, and the IDR Sellers shall have received a certificate dated the Closing Date and signed by an executive officer of CST and IDR Buyer certifying to the matters set forth in this Section 5.3(d).

(e)	Consents and Approvals. All consents, waivers, authorizations and approvals set forth on Schedule 2.3 (No Conflict or Violation) and Schedule 2.4 (Consents and Approvals) shall have been duly obtained, shall contain terms reasonably satisfactory to the IDR Sellers and shall be in full force and effect on the Closing Date and copies thereof shall have been provided to IDR Sellers at Closing.

Article VI

TERMINATION

Section 6.1	Termination of Agreement.

(a)	This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time before the Closing as follows:

(i)	by the mutual written agreement of the Parties;

(ii)	by the IDR Sellers, upon joint written notice to CST and the IDR Buyer, if there has been a Breach on the part of CST or IDR Buyer, which Breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 5.3(c) or Section 5.3(d), and such Breach is incapable of being cured, or if capable of being cured, has not been cured within thirty (30) days following receipt by CST and IDR Buyer of a Notification of such Breach from the IDR Sellers.

(i)	by CST or the IDR Buyer, upon written notice to the IDR Sellers, if there has been a Breach on the part of any IDR Seller, which Breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 5.2(c) or Section 5.2(d), and such Breach is incapable of being cured, or if capable of being cured, has not been cured within thirty (30) days following receipt by the IDR Sellers of a Notification of such Breach from CST or the IDR Buyer; or

(ii)	by any Party, upon written notice to the other Parties, if the transactions contemplated by this Agreement have not been consummated on or before November 1, 2014 (the “Outside Date”); provided, however, that (i) IDR Sellers may not terminate this Agreement pursuant to this Section 6.1(a)(iv) if such failure to consummate is due to the failure of any IDR Seller to perform or observe in all material respects the covenants and agreements of this Agreement to be performed or observed by such IDR Seller and (ii) CST and IDR Buyer may not terminate this Agreement pursuant to this Section 6.1(a)(iv) if such failure to consummate is due to the failure of CST or IDR Buyer to perform or observe in all material respects the covenants and agreements of this Agreement to be performed or observed by CST or IDR Buyer.

(b)	This Agreement shall automatically terminate and the transactions contemplated by this Agreement shall be abandoned if the GP Purchase Agreement is terminated pursuant to Article VII of the GP Purchase Agreement.

Section 6.2	Effect of Termination.

In the event of termination of this Agreement pursuant to this Article VI, all rights and obligations of the Parties under this Agreement shall terminate, except the provisions of Section 4.6 (Confidential Information), Article VI (Termination), Article VIII (Miscellaneous Provisions) and Article IX (Definitions) shall survive such termination; provided, however, that nothing in this Agreement shall relieve any Party from any liability for any intentional or willful and material Breach by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material Breach, whether arising at law or in equity, shall be preserved.

Section 6.3	Specific Performance.

The Parties acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, the Parties will not have an adequate remedy at Law for monetary damages and will be irreparably damaged in the event that Closing fails to occur, or is rendered incapable of occurring, as a result any other Party’s Breach of any term of this Agreement; and, therefore, the Parties agree that each Party, as the case may be, shall be entitled to specific enforcement of the terms of this Agreement to compel the other Parties, as the case may be, to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.

Article VII

SURVIVAL; INDEMNIFICATION

Section 7.1	Survival.

(a)	The representations and warranties of the IDR Sellers contained in this Agreement or in any certificates or other documents delivered pursuant to this Agreement on the Closing Date shall survive the Closing for a period of twelve (12) months following the Closing Date, at which time such representations or warranties will terminate and no indemnification obligations or any other action, claim or proceeding will be associated therewith, based thereon or otherwise brought, claimed or noticed following such termination; provided, however, that the representations and warranties set forth in Section 2.1 (Organization; Qualification), Section 2.2 (Validity of Agreement; Authorization), Section 2.5 (Ownership of IDRs) and Section 2.9 (Brokers) shall survive indefinitely (collectively, the “Seller Fundamental Representations”).

(b)	The representations and warranties of CST and IDR Buyer contained in this Agreement or in any certificates or documents delivered pursuant to this Agreement or the Closing shall survive the Closing for a period of twelve (12) months following the Closing Date, at which time such representations or warranties will terminate and no indemnification obligations or any other action, claim or proceeding will be associated therewith, based thereon or otherwise brought, claimed or noticed following such termination; provided, however, that the representations and warranties set forth in Section 3.1 (Organization; Qualification), Section 3.2 (Validity of Agreement; Authorization), Section 3.5 (Brokers) and Section 3.8 (Share Issuance) shall survive indefinitely (collectively, the “Buyer Fundamental Representations”).

(c)	All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing shall survive for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements that by their terms are to be performed in their entirety prior to the Closing shall terminate at the Closing.

Section 7.2	Indemnification.

(a)	From and after the Closing, the Topper Trust shall indemnify and defend, save and hold the Buyer Indemnified Parties harmless if any such Buyer Indemnified Party shall suffer any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, Tax, expense (including reasonable attorneys’, consultants’ and experts’ fees), claim or cause of action (each, a “Loss,” and collectively, “Losses”) arising out of, relating to or resulting from:

(i)	any breach or inaccuracy in any representation or warranty by any IDR Seller contained in this Agreement or any certificates or other documents delivered by any IDR Seller pursuant to this Agreement at the Closing;

(ii)	any failure by any IDR Seller to perform or observe any term, provision, covenant or agreement on the part of the IDR Sellers to be performed or observed under this Agreement;

(iii)	IDR Sellers’ Taxes and Pre-Closing IDR Distribution Claims;

(iv)	any broker or other Person claiming to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, by reason of the claiming Person acting at the request of the IDR Sellers or any of their Affiliates; or

(i)	any breach by LGC of the GP Purchase Agreement for which GP Buyer would be entitled to indemnification pursuant to the terms and conditions of the GP Purchase Agreement.

(b)	From and after the Closing, CST and the IDR Buyer shall, jointly and severally, indemnify and defend, save and hold the Seller Indemnified Parties harmless if any such Seller Indemnified Party shall suffer any Loss arising out of, relating to or resulting from:

(i)	any breach or inaccuracy in any representation or warranty by CST or IDR Buyer contained in this Agreement or any certificates or other documents delivered by CST or IDR Buyer pursuant to this Agreement at the Closing;

(ii)	any failure by CST or IDR Buyer to perform or observe any term, provision, covenant, or agreement on the part of CST or IDR Buyer to be performed or observed under this Agreement;

(iii)	any broker or other Person claiming to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, by reason of the claiming Person acting at the request of CST, the IDR Buyer or any of their respective Affiliates;

(iv)	any breach by CST or GP Buyer of the GP Purchase Agreement for which LGC would be entitled to indemnification pursuant to the terms and conditions of the GP Purchase Agreement; or

(v)	IDR Buyer’s Taxes.

(c)	In addition to the temporal limitations set forth in Section 7.1, the foregoing indemnification obligations shall be subject to the following limitations:

(i)	the Topper Trust’s and LGC’s cumulative aggregate liability for Losses under Section 7.2(a)(i) and Section 8.2(a)(i) of the GP Purchase Agreement, and CST, IDR Buyer’s and GP Buyer’s cumulative aggregate liability under Section 7.2(b)(i) and Section 8.2(b)(i) of the GP Purchase Agreement, in each case, shall not exceed $8,500,000 (the “Cap”); provided, however, that the Cap shall not be applicable to (A) Losses with respect to the Seller Fundamental Representations or the Buyer Fundamental Representations, as applicable, in each case whether made in this Agreement or in the GP Purchase Agreement (B) Losses with respect to matters that constitute fraud or intentional misrepresentation or (C) Losses with respect to the matters set forth in Section 7.2(a)(iii) and Section 7.2(b)(v);

(ii)	no indemnification for any Losses asserted against the Topper Trust or LGC under Section 7.2(a)(i) or Section 8.2(a)(i) of the GP Purchase Agreement or against CST, IDR Buyer or GP Buyer under Section 7.2(b)(i) or Section 8.2(b)(i) of the GP Purchase Agreement shall be required unless and until the cumulative aggregate amount of such Losses incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, in each case as a group, exceeds $1,000,000 (the “Deductible”), at which point the Topper Trust and LGC shall be obligated to indemnify the Buyer Indemnified Parties or CST, the IDR Buyer and GP Buyer shall be obligated to indemnify the Seller Indemnified Parties, as the case may be, only for the amount of such Losses in excess of the Deductible; provided, however, that the Deductible shall not be applicable to (A) Losses with respect to the Seller Fundamental Representations or the Buyer Fundamental Representations, as applicable, in each case whether made in this Agreement or in the GP Purchase Agreement (B) Losses with respect to matters that constitute fraud or intentional misrepresentation or (C) Losses with respect to the matters set forth in Section 7.2(a)(iii) and Section 7.2 (b)(v);

(iii)	the amount of any Losses suffered by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be (such party seeking indemnification pursuant to this Article VII, the “Indemnified Party,” and the other party, the “Indemnifying Party”), shall be reduced by any third-party insurance benefits or third party recoveries actually received, or tax benefits recognizable, by the Indemnified Party with respect to such Loss (net of costs incurred to recover such insurance benefits and third party recoveries, deductibles and retropremiums);

(iv)	no claim may be asserted nor may any action be commenced against any Party for Breach, unless written notice of such claim or action is received by the other Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 7.1; provided, however, that, notwithstanding the survival periods set forth in Section 7.1, as to each claim for indemnification under this Agreement regarding a representation or warranty that is validly made before expiration of such representation or warranty, such claim and associated right to indemnification will not terminate before the final determination and satisfaction of such claim; and

(v)	no Indemnified Party shall be entitled under this Agreement to multiple recovery for the same Losses.

Section 7.3	Procedures.

Any Indemnified Party shall notify the Indemnifying Party (with reasonable detail) promptly after it becomes aware of facts supporting a claim or action for which indemnification is provided under this Article VII, and shall provide to the Indemnifying Party as soon as practicable thereafter all reasonably available information and documentation necessary to support and verify any Losses associated with such claim or action. Subject to Section 7.2(c)(iv), the failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party’s failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations under this Agreement to the extent of such material prejudice. The Indemnifying Party shall participate in and defend, contest or otherwise protect the Indemnified Party against any such claim or action by counsel of the Indemnifying Party’s choice at the Indemnifying Party’s sole cost and expense; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, there is no admission or statement of fault or culpability on the part of the Indemnified Party and there is an unconditional release of the Indemnified Party from all liability on any claims that are the subject of such claim or action. The Indemnified Party shall use commercially reasonable efforts upon the reasonable request of the Indemnifying Party to cooperate with and assist the Indemnifying Party in defending, contesting, or otherwise protecting the Indemnified Party against any suit, action, investigation, claim or proceeding in connection with which a claim for indemnification is made. The Indemnified Party shall have the right, but not the obligation, to participate at the Indemnified Party’s own expense in the defense thereof by counsel of the Indemnified Party’s choice; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel for the Indemnified Party if (a) the Indemnifying Party has agreed to pay such fees and expenses, or (b) counsel for the Indemnifying Party reasonably determines that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

Section 7.4	No Speculative Damages.

NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY OR ANY INDEMNIFIED PARTY FOR ANY LOSSES THAT CONSTITUTE SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OR ANY PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY BREACH OR ALLEGED BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT IN THIS AGREEMENT), WHETHER SUCH LOSSES ARE BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, INCLUDING DIMINUTION OF VALUE OR LOSSES DETERMINED AS A MULTIPLE OF INCOME; PROVIDED, HOWEVER, THAT THIS SECTION 7.4 SHALL NOT LIMIT AN INDEMNIFIED PARTY’S RIGHT TO RECOVERY HEREUNDER FOR ANY SUCH LOSSES TO THE EXTENT SUCH INDEMNIFIED PARTY IS REQUIRED TO PAY SUCH LOSSES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH INDEMNIFIED PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER.

Section 7.5	Remedy.

The Parties agree that equitable relief for matters arising under this Agreement after Closing is only available to the extent provided for in Section 4.6(b) or in Section 8.10. Except for actions involving fraud or intentional misrepresentation, and for equitable relief as provided in the preceding sentence, from and after the Closing, the sole and exclusive remedy of a Party in connection with any matter arising under this Agreement shall, in each case, be indemnification under and as set forth in this Article VII.

Section 7.6	Tax Treatment of Indemnity Payments.

Each Party, to the extent permitted by applicable Law, agrees to treat any payments made pursuant to this Article VII as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.

Article VIII

MISCELLANEOUS PROVISIONS

Section 8.1	Publicity.

On or prior to the Closing Date, no Party shall, nor shall it permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated by this Agreement without the consent of the other Parties. Each Party hereby agrees to the form of press releases announcing this transaction exchanged among the Parties prior to the Execution Date. Notwithstanding the foregoing, in the event any such press release or announcement is required by Law or stock exchange rule to be made by the Party proposing to issue the same, such Party may issue or cause publication thereof without consent of the other Parties, but shall use its commercially reasonable efforts to consult in good faith with the other Parties prior to such issuance or publication.

Section 8.2	Successors and Assigns; Third-Party Beneficiaries.

This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. No Party shall assign or delegate any of its rights or obligations created under this Agreement without the prior written consent of the other Parties; provided, however, that IDR Buyer may assign all or any portion of its rights and obligations under this Agreement to any Affiliate of CST. Except as contemplated by Article VII, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 8.3	Fees and Expenses.

Except as otherwise expressly provided in this Agreement, all legal, accounting, financial advisory and other fees, costs and expenses of a Party incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees, costs or expenses. Notwithstanding the foregoing sentence in this Section 8.3, to the extent that the Partnership incurs any fees or expenses in connection with the transactions contemplated by this Agreement, CST shall be responsible, and shall reimburse the Partnership for any such fees and expenses; provided, however, that CST shall not be obligated to reimburse Lehigh GP or the Partnership for any fees or expenses the type of which are contemplated in Section 2.9 in excess of $1,000,000 in the aggregate, whether under this Agreement or the GP Purchase Agreement.

Section 8.4	Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the Parties at the following addresses:

(a)	If to CST or IDR Buyer, to:

CST Brands, Inc.

One Valero Way, Building D, Suite 200

San Antonio, Texas 78249

Attention: General Counsel

with a copy to:

Paul Hastings LLP

600 Travis Street, Fifty-Eighth Floor

Houston, Texas 77002

Facsimile: (713) 353-2399

Attention: Gislar Donnenberg and James E. Vallee

(b)	If to the IDR Sellers, to:

645 West Hamilton Street, Suite 500

Allentown, Pennsylvania 18101

Attention: Joseph V. Topper, Jr.

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

Facsimile: (202) 661-8280

Attention: Marc S. Gerber

or to such other Persons or at such other addresses as shall be furnished by any Party by like notice to the other Party, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other Party as provided in this Section 8.4.

Section 8.5	Entire Agreement.

This Agreement, together with the Schedules and the Exhibits hereto, the other Transaction Documents and the Confidentiality Agreement represent the entire agreement and understanding of the Parties with respect to the transactions set forth herein and therein, and no representations or warranties have been made in connection herewith or therewith other than those expressly set forth herein or therein. This Agreement, together with the Schedules and the Exhibits hereto, the other Transaction Documents and the Confidentiality Agreement supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter hereof or thereof and all prior drafts of such documents, all of which are merged into this Agreement, the other Transaction Documents and the Confidentiality Agreement, as applicable. No prior drafts of such documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving such documents.

Section 8.6	Waivers and Amendments.

The IDR Sellers (on the one hand) or CST and IDR Buyer (on the other hand) may, by written notice to the other Party: (a) extend the time for the performance of any of the obligations or other actions of such other Party; (b) waive any inaccuracies in the representations or warranties of such other Party contained in this Agreement or in any document delivered pursuant to this Agreement by such other Party; (c) waive compliance with any of the covenants of such other Party contained in this Agreement; (d) waive performance of any of the obligations of such other Party created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement or in any documents delivered pursuant to this Agreement by such other Party. The waiver by any Party of a Breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent Breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the Parties.

Section 8.7	Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any specific term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term or provision of this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties shall negotiate in good faith to modify this Agreement to include a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 8.8	Titles and Headings.

The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.9	Signatures and Counterparts.

Facsimile or electronic transmission of any signed original document and/or retransmission of any signed facsimile or electronic transmission shall be the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or electronic transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 8.10	Post-Closing Enforcement of the Agreement; Damages.

Each of the Parties acknowledges and agrees that an award of monetary damages would be inadequate for any Breach of this Agreement by any Party of any covenant or obligation to be performed after the Closing, and any such Breach would cause the non-breaching Parties irreparable harm. Each of the Parties acknowledges and agrees that in the event any covenant or obligation of the acknowledging Party to be performed after Closing is not performed in accordance with the specific terms of this Agreement or is otherwise breached, then the other Party shall be entitled to an injunction or injunctions to prevent such non-performance or Breach and to specifically enforce the covenants and obligations of the acknowledging Party to be performed after Closing, in any courts of the State of Delaware, and in the federal courts of the United States of America located in Delaware, in addition to any other remedy to which the non-breaching Party may be entitled for such non-performance or Breach.

Section 8.11	Governing Law.

This Agreement shall be governed by and construed in accordance with the internal and substantive Laws of the State of Delaware and without regard to any conflicts of Laws concepts that would apply the substantive Law of some other jurisdiction.

Section 8.12	Disclosure.

Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. Disclosure of any item in any section of the Schedules shall serve to qualify the correspondingly numbered section or subsection in this Agreement and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such section of subsection is reasonably apparent on its face to the non-disclosing party. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or specific item are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described in this Agreement or included in a Schedule is or is not material for purposes of this Agreement.

Section 8.13	Consent to Jurisdiction.

To the fullest extent permitted by applicable Law, the Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and of the federal courts of the United States of America located in Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 8.14	Waiver of Trial by Jury.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 8.15	Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs, including any defined terms in this Agreement, shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Schedules and Exhibits refer to the Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America.

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, the following terms have the respective meanings:

Section 9.1	“Affiliate” or “Affiliates” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person. From and after Closing, Lehigh GP, the IDR Holders, the Partnership and the Subsidiaries of the Partnership will not be Affiliates of the IDR Sellers.

Section 9.2	“Agreement” has the meaning assigned to such term in the Preamble.

Section 9.3	“Amended and Restated Omnibus Agreement” has the meaning assigned to such term in the GP Purchase Agreement.

Section 9.4	“Breach” means any matter, fact or circumstance that constitutes a breach or inaccuracy by a Party of any representation, warranty, agreement, obligation or covenant of such Party contained in this Agreement.

Section 9.5	“Business Day” means any day of the year on which national banking institutions in Delaware are open to the public for conducting business and are not required or authorized to close.

Section 9.6	“Buyer Fundamental Representations” has the meaning assigned to such term in Section 7.1(b).

Section 9.7	“Buyer Indemnified Parties” means the IDR Buyer, IDR Holders, GP Buyer, CST and their Affiliates (other than Lehigh GP, the Partnership and the Subsidiaries of the Partnership) and each of their respective officers, directors, managers, employees and agents.

Section 9.8

“Buyer Material Adverse Effect” means any change, effect, event, development or occurrence with respect to the condition (financial or otherwise), assets, properties, business, operations or results of operations of CST and its Subsidiaries, that is material and adverse to CST and its Subsidiaries, taken as a whole, or that materially and adversely affects the ability of CST or IDR Buyer to consummate the transactions contemplated by this Agreement, prevents or materially delays the consummation of the transactions contemplated by this Agreement or impairs CST or IDR Buyer’s ability to perform their obligations under this Agreement; provided, however, that “Buyer Material Adverse Effect” shall not include any change, effect, event, development or occurrence (a) disclosed in the Buyer SEC Reports filed or furnished to the SEC prior to the date of this Agreement or as disclosed in the Schedules to this Agreement or (b) resulting from, relating to or arising out of (i) the announcement or the existence of, compliance with or performance under, this Agreement, any other Transaction Document or the transactions contemplated hereby and thereby (including the impact thereof on the relationships, contractual or otherwise, of CST or its Subsidiaries with employees, labor unions, customers, suppliers or partners), (ii) changes or developments in the industries in which CST and its Subsidiaries operate, (iii) changes in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States, (iv) any taking of any action at the request of LGC, (v) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Authority or market administrator, (vi) changes in GAAP or accounting standards or interpretations thereof, (vii) any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (viii) any failure by CST to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, effect, event, development or occurrence underlying such failure has resulted in, or contributed to, a Buyer Material Adverse Effect so long as it is not otherwise excluded by this definition)

or (ix) any changes in the share price or trading volume of shares of CST Common Stock (provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any change, effect, event, development or occurrence underlying such failure has resulted in, or contributed to, a Buyer Material Adverse Effect so long as it is not otherwise excluded by this definition), unless in the case of clauses (ii)-(iii) and (v)- (vii) above such change has a disproportionately adverse effect on CST and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which CST and its Subsidiaries operate.

Section 9.9	“Buyer SEC Reports” has the meaning assigned to such term in Section 3.9.

Section 9.10	“Cap” has the meaning assigned to such term in Section 7.2(c)(i).

Section 9.11	“Cash Consideration” has the meaning assigned to such term in Section 1.3(a).

Section 9.12	“Closing” has the meaning assigned to such term in Section 1.1(c).

Section 9.13	“Closing Date” has the meaning assigned to such term in Section 1.1(c).

Section 9.14	“Code” means the Internal Revenue Code of 1986, as amended.

Section 9.15	“Common Units” has the meaning assigned to such term in the Partnership Agreement.

Section 9.16	“Competing Transaction” has the meaning assigned to such term in Section 4.9(a).

Section 9.17	“Confidentiality Agreement” means the Confidentiality Agreement dated March 20, 2014, by and among CST, LGC, Lehigh GP and the Partnership.

Section 9.18	“CST” has the meaning assigned to such term in the Preamble.

Section 9.19	“CST Common Stock” has the meaning assigned to such term in Section 1.2(b)(ii).

Section 9.20	“CST Credit Agreement” has the meaning assigned to such term in the GP Purchase Agreement.

Section 9.21	“Deductible” has the meaning assigned to such term in Section 7.2(c)(ii).

Section 9.22	“Employee Plans” has the meaning assigned to such term in the GP Purchase Agreement.

Section 9.23	“Encumbrances” has the meaning assigned to such term in Section 1.1(a).

Section 9.24	“Enforceability Exceptions” has the meaning assigned to such term in Section 2.2(a).

Section 9.25	“Equity Consideration” has the meaning assigned to such term in Section 1.3(a).

Section 9.26	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 9.27	“Execution Date” has the meaning assigned to such term in the Preamble.

Section 9.28	“GAAP” means generally accepted accounting principles at the time.

Section 9.29	“Governmental Authority” means any foreign, federal, tribal, state or local government, court, agency or commission or other governmental or regulatory body or authority or of any arbitrator.

Section 9.30	“GP Buyer” has the meaning assigned to such term in the GP Purchase Agreement.

Section 9.31	“GP Purchase Agreement” has the meaning assigned to such term in the Recitals.

Section 9.32	“IDR Buyer” has the meaning assigned to such term in the Preamble.

Section 9.33	“IDR Buyer Group” has the meaning assigned to such term in Section 4.9(b).

Section 9.34	“IDR Buyer’s Taxes” means any federal, state or local income taxes payable with respect to the amount of Partnership gross income or gain properly allocable to the IDRs with respect to any Incentive Distributions described in the second sentence of Section 5.9(c) of the GP Purchase Agreement.

Section 9.35	“IDR Competing Transaction” has the meaning assigned to such term in Section 4.9(b).

Section 9.36	“IDR Holders” has the meaning assigned to such term in the Recitals.

Section 9.37	“IDR LLC I” has the meaning assigned to such term in the Recitals.

Section 9.38	“IDR LLC II” has the meaning assigned to such term in the Recitals.

Section 9.39	“IDR Sellers” has the meaning assigned to such term in the Preamble.

Section 9.40	“IDR Sellers Group” has the meaning assigned to such term in Section 4.9(a).

Section 9.41	“IDR Sellers’ Taxes” means any federal, state or local income taxes payable with respect to (a) any taxable gain recognized upon the sale of the IDRs or the Membership Interests and (b) the amount of Partnership gross income or gain properly allocable to the IDRs with respect to any Incentive Distributions described in the first sentence of Section 5.9(c) of the GP Purchase Agreement.

Section 9.42	“IDRs” means those certain Incentive Distribution Rights (as defined in the Partnership Agreement) initially issued to Lehigh GP as referenced in Section 5.2(a) of the Partnership Agreement.

Section 9.43	“Incentive Distributions” has the meaning assigned to such term in the Partnership Agreement.

Section 9.44	“Indemnified Party” has the meaning assigned to such term in Section 7.2(c)(iii).

Section 9.45	“Indemnifying Party” has the meaning assigned to such term in Section 7.2(c)(iii).

Section 9.46	“Knowledge of CST” means matters, facts or circumstances that any executive officer of CST is aware of either because such matters, facts or circumstances were disclosed to them or otherwise brought to their attention.

Section 9.47	“Knowledge of the IDR Sellers” means matters, facts or circumstances that Joseph V. Topper, Jr. or John B. Reilly III are aware of either because such matters, facts or circumstances were disclosed to them or otherwise brought to their attention.

Section 9.48	“Law” has the meaning assigned to such term in Section 2.3.

Section 9.49	“Legal Opinion” has the meaning assigned to such term in the GP Purchase Agreement.

Section 9.50	“Legal Proceeding” has the meaning assigned to such term in Section 2.7.

Section 9.51	“Lehigh GP” means Lehigh Gas GP LLC.

Section 9.52	“LGC” means Lehigh Gas Corporation, a Delaware corporation.

Section 9.53	“LGO” means Lehigh Gas-Ohio, LLC, a Delaware limited liability company.

Section 9.54	“Lock-up Period” has the meaning assigned to such term in Section 1.4(a).

Section 9.55	“Loss” or “Losses” has the meaning assigned to such term in Section 7.2(a).

Section 9.56	“Membership Interest Assignment” has the meaning assigned to such term in Section 1.2(a)(i).

Section 9.57	“Membership Interests” has the meaning assigned to such term in the Recitals.

Section 9.58	“Notification” has the meaning assigned to such term in Section 4.5(a).

Section 9.59	“Organizational Documents” means with respect to any entity, the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, partnership or limited partnership agreement, trust agreement or other formation or governing documents of any such entity.

Section 9.60	“Outside Date” has the meaning assigned to such term in Section 6.1(a)(iv).

Section 9.61	“Parties” or “Party” has the meaning assigned to such term in the Preamble.

Section 9.62	“Partnership” has the meaning assigned to such term in the Recitals.

Section 9.63	“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated October 30, 2012, by and among the Partnership, Lehigh GP and LGC.

Section 9.64	“Partnership Entities” has the meaning assigned to such term in the GP Purchase Agreement.

Section 9.65	“Person” means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

Section 9.66	“Pre-Closing Contributions” has the meaning assigned to such term in Section 1.1(a).

Section 9.67	“Pre-Closing IDR Distribution Claims” means any Loss associated with any IDR Seller’s ownership of the IDRs or receipt of distributions relating to the IDRs pursuant to the terms of the Partnership Agreement or otherwise, including (a) the amount, timing or payment of any such distributions, (b) whether such IDRs were validly issued in accordance with applicable securities laws, or (c) any other matter for which IDR Seller may have a claim against Lehigh GP or any of the Partnership Entities.

Section 9.68	“Pre-Closing Period” has the meaning assigned to such term in the GP Purchase Agreement.

Section 9.69	“Purchase Price” has the meaning assigned to such term in Section 1.3.

Section 9.70	“Registration Rights Agreement” has the meaning assigned to such term in Section 1.2(a)(vii).

Section 9.71	“Reilly Trust” has the meaning assigned to such term in the Preamble.

Section 9.72	“SEC” means the Securities and Exchange Commission.

Section 9.73	“Securities Act” has the meaning assigned to such term in Section 1.4(a).

Section 9.74	“Seller Fundamental Representations” has the meaning assigned to such term in Section 7.1(a).

Section 9.75	“Seller Indemnified Parties” means the IDR Sellers, LGC and their Affiliates and their respective officers, directors, trustees, managers, employees and agents.

Section 9.76	“Seller Material Adverse Effect” means any change, effect, event, development or occurrence that materially and adversely affects the ability of the IDR Sellers to consummate the transactions contemplated by this Agreement, prevents or materially delays the consummation of the transactions contemplated by this Agreement or impairs any IDR Seller’s ability to perform their obligations under this Agreement; provided, however, that “Seller Material Adverse Effect” shall not include any change, effect, event, development or occurrence (a) as disclosed in the Schedules to this Agreement or (b) resulting from, relating to or arising out of (i) the announcement or the existence of, compliance with or performance under, this Agreement, any other Transaction Document or the transactions contemplated hereby and thereby (including the impact thereof on the relationships, contractual or otherwise, of Lehigh GP or the Partnership Entities with employees, labor unions, customers, suppliers or partners), (ii) any taking of any action at the request of CST or IDR Buyer, (iii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Authority or market administrator, (iv) changes in GAAP or accounting standards or interpretations thereof, (v) any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, unless in the case of clauses (iii)-(v) above such change has a disproportionately adverse effect on the IDR Sellers.

Section 9.77	“Solvent” has the meaning assigned to such term in Section 2.8.

Section 9.78	“Straddle Period” has the meaning set forth in the GP Purchase Agreement.

Section 9.79	“Tax” or “Taxes” means mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

Section 9.80	“Tax Returns” means returns, reports, exhibits, schedules, information statements, declaration, claim for refund and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax or provided to any Tax authority, including any amendments thereto.

Section 9.81	“Topper Employment Agreement” has the meaning assigned to such term in the GP Purchase Agreement.

Section 9.82	“Topper Trust” has the meaning assigned to such term in the Preamble.

Section 9.83	“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Voting Agreement, the GP Purchase Agreement and the other agreements, contracts, documents, instruments and certificates provided for in this Agreement or the GP Purchase Agreement to be entered into by one or more of the Parties or any of their Affiliates in connection with the transactions contemplated by this Agreement.

Section 9.84	“Transfer Restriction Agreement” has the meaning assigned to such term in the GP Purchase Agreement.

Section 9.85	“Transferred Employees” has the meaning assigned to such term in the GP Purchase Agreement.

Section 9.86	“Transition Services Agreement” has the meaning assigned to such term in the GP Purchase Agreement.

Section 9.87	“Transfer Taxes” has the meaning assigned to such term in Section 4.7.

Section 9.88	“Voting Agreement” has the meaning assigned to such term in Section 1.2(a)(viii).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

2004 IRREVOCABLE AGREEMENT OF TRUST OF JOSEPH V. TOPPER, SR.

By:	/s/ Joseph V. Topper, Jr.
Joseph V. Topper, Jr.
Trustee

2008 IRREVOCABLE AGREEMENT OF TRUST OF JOHN B. REILLY, JR.

By:	/s/ John B. Reilly III
John B. Reilly III
Trustee

CST Brands, Inc.

By:	/s/ Kimberly S. Bowers
Name:	Kimberly S. Bowers
Title:	Chief Executive Officer, President and Chairman of the Board

CST BRANDS HOLDINGS, LLC

By:	/s/ Kimberly S. Bowers
Name:	Kimberly S. Bowers
Title:	President